Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Ronald Kisling, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6143, 408.521.9490 fax
email: claire@headgatepartners.com	email: rkisling@nanometrics.com

Nanometrics Reports Third Quarter 2011 Financial Results
$58.3 Million in Revenues, 52.9% Gross Margin and $0.32 EPS; Cash Grows to $100 Million

MILPITAS, Calif., October 27, 2011 - Nanometrics Incorporated (NASDAQ: NANO), a leading provider of advanced process control metrology systems, today announced financial results for its third quarter ended October 1, 2011.

Highlights for the quarter include:

•	Revenues of $58.3 million, at the midpoint of guidance and down 9% from a record second quarter;

•	Gross margin of 52.9%;

•	$11.7 million of income from operations and 20.2% operating margin;

•	Increase in cash and investments of $8.5 million, ending the quarter at $100.1 million;

•	Receipt of a multiple-unit order for our first 450mm systems, scheduled for mid-2012 delivery to multiple sites;

•
Continuing significant competitive wins, including the announced OCD tool-of-record selection from an emerging foundry customer based in Asia and the integrated metrology selection from a leading Flash memory company, as well as multiple UniFire purchases from leading logic and memory customers.

Commenting on the third quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “In a challenging industry environment and rapidly changing business dynamics, we delivered a strong third quarter, in line with the guidance we provided in late July. As we entered the third quarter, we began to see shifting priorities in the semiconductor industry, evidenced by order push-outs and delays in planned capacity expansions. Even with the increased level of volatility, until the second half of August, we continued to expect a return to revenue growth in the fourth quarter. Over the past two months, however, customer forecasts and capital spending have declined precipitously, and we now expect to see a significant sequential decline in revenues for the fourth quarter. That being said, we believe that order rates are either at - or nearing - trough levels.

“We achieved a number of meaningful new competitive wins in the third quarter that continue to demonstrate the strength of our products and ability to execute. We are gaining share in nearly every growth market within process control metrology. While we are not immune to the current slowdown in capital spending, conversations with our customers as well as industry analysis suggests to us that the pause is temporary. We are in the midst of a significant change in the way solid-state devices are designed and manufactured. While the transitions from 65, 45 and 32 nanometer devices followed traditional rules of shrinking geometries, the move to 22nm and below requires new tools, techniques and increased capital intensity. These leading-edge devices are expected to see meaningful growth as they address customer demand for higher-performance, smaller, and less expensive chip designs.

“In consideration of the significant opportunities created by the disruptive technology changes within the semiconductor industry impacting the next several technology nodes, our newly-established and growing partnerships with the leading device manufacturers, and our focus on long-term value creation and performance, we intend to continue to drive hard on winning new business and increasing our footprint in the worldwide semiconductor manufacturing industry. Our leadership in 3D device structures and advanced packaging technologies enable our customers to meet their technology roadmaps, and our served markets are expected to outpace the overall industry through the next several years. We believe our continued focus and investments contribute to a strong outlook for our business and continued growth and outperformance in 2012 and beyond.”

Third Quarter 2011 Summary
Revenues were $58.3 million, down 9% from a record $64.4 million in the second quarter of 2011 and up 8% from $53.9 million in the third quarter of 2010. Gross margin declined to 52.9%, compared to 56.1% in the prior quarter and 54.5% in the year-ago period, primarily as a result of product mix. Our operating margin was 20.2%, compared to 27.2% in the prior quarter and 25.6% in the year-ago period. Net income was $7.6 million or $0.32 per share, compared to $11.1 million or $0.47 per share in the prior quarter and $12.3 million or $0.53 per share in the third quarter of 2010.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

At October 1, 2011, Nanometrics had $100.1 million in cash and cash equivalents and $176.7 million in working capital. Stockholders' equity, excluding intangible assets, was $201.5 million, or $8.78 per share based on 23.0 million shares outstanding at quarter end.
Business Outlook
Due to the global economic slowdown and a significant pause in spending by the world's manufacturers of semiconductors, LEDs and other electronic devices, management expects revenues in the range of $40 to $44 million, gross margin in the range of 50% to 51% and operating income margin in the range of 1.5% to 6.5% for the fourth quarter of 2011. With an anticipated annual effective income tax rate of approximately 35%, management expects net earnings for the fourth quarter of 2011 in the range of $0.01 to $0.07 per diluted share.

Conference Call Details
A conference call to discuss third quarter results will be held today at 4:30 p.m. EDT (1:30 p.m. PDT). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information
Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company's ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor's ability to view the company's results from management's perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics
Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics' automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company's process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics' systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics' website is http://www.nanometrics.com.
Forward Looking Statements
This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics' expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics' financial statements and periodic report on Form 10-Q for the quarter ended October 1, 2011, the continued adoption and competitiveness of its products, the expansion of the company's served markets and market share, changes in semiconductor capital spending, and our outlook for future revenue, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including a contraction in current levels of industry spending, shifts in the timing of customer orders and product shipments, slower-than-anticipated market adoption, changes in product mix and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 1, 2011 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	As of October 1,	As of January 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$100,149	$66,460
Accounts receivable, net of allowances of $156 and $63, respectively	45,183	44,523
Inventories	51,353	43,168
Inventories - delivered systems	1,943	1,466
Prepaid expenses and other	3,514	2,986
Deferred income tax assets	10,751	9,644
Total current assets	212,893	168,247

Property, plant and equipment, net	35,329	35,186
Intangible assets, net	4,836	5,972
Deferred income tax assets, non - current	5,960	9,256
Other assets	1,091	1,235
Total assets	$260,109	$219,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,924	$11,486
Accrued payroll and related expenses	9,501	8,813
Deferred revenue	5,102	4,063
Other current liabilities	8,939	7,293
Income taxes payable	—	250
Current portion of debt obligations	748	572
Total current liabilities	36,214	32,477

Deferred revenue, non - current	5,468	3,191
Other non - current liabilities	5,228	3,912
Debt obligations, net of current portion	6,885	9,467
Total liabilities	53,795	49,047

Stockholders’ equity:
Common stock, $0.001 par value, 47,000 shares authorized;
22,951 and 22,315, respectively, issued and outstanding	23	22
Additional paid - in capital	231,413	225,755
Accumulated deficit	(27,784)	(57,000)
Accumulated other comprehensive income	2,662	2,072
Total stockholders’ equity	206,314	170,849
Total liabilities and stockholders’ equity	$260,109	$219,896

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Net revenues:
Products	$49,839	$44,403	$158,049	$116,355
Service	8,430	9,532	26,735	25,580
Total net revenues	58,269	53,935	184,784	141,935

Costs of net revenues:
Cost of products	22,881	19,159	68,862	50,043
Cost of service	4,589	5,379	13,864	13,941
Total costs of net revenues	27,470	24,538	82,726	63,984
Gross profit	30,799	29,397	102,058	77,951

Operating expenses:
Research and development	6,045	4,601	17,312	14,101
Selling	6,862	5,734	20,558	15,822
General and administrative	5,817	4,801	16,758	13,740
Amortization of intangible assets	329	368	1,136	1,168
Asset impairment	—	75	—	463
Total operating expenses	19,053	15,579	55,764	45,294
Income from operations	11,746	13,818	46,294	32,657

Other income (expense):
Interest income	57	31	162	78
Interest expense	(324)	(355)	(1,002)	(1,192)
Other, net	834	(53)	(149)	705
Total other income (expense), net	567	(377)	(989)	(409)

Income before income taxes	12,313	13,441	45,305	32,248
Provision for income taxes	4,694	1,114	16,089	2,428
Net income	$7,619	$12,327	$29,216	$29,820

Net income per share:
Basic	$0.33	$0.56	$1.29	$1.37
Diluted	$0.32	$0.53	$1.24	$1.30

Shares used in per share calculation:
Basic	22,875	21,978	22,715	21,729
Diluted	23,526	23,168	23,489	22,890

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Income from operations	$11,746	$13,818	$46,294	$32,657

Non - GAAP adjustments:
Amortization of intangible assets	329	368	1,136	1,168
Depreciation	1,125	623	2,408	2,211
Amortization of demonstration systems	357	464	1,178	1,083
Asset impairment	—	75	—	463
Stock-based compensation	970	610	2,747	2,741

Non-GAAP operating income	$14,527	$15,958	$53,763	$40,323